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The Board of Directors

Saevik Supply ASA


Consent of Independent Accountants.


We consent to the inclusion in the registration statement on Form S-3 of Trico Marine Services, Inc. of our report dated March 6, 1997, with respect to the consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related statements of earnings and cash flows for the year then ended. We also consent to the reference to our firm under the caption "Experts".


Aalesund, Norway

November 4, 1997

KPMG as Gerd Leira
State Authorized Public Accountant Norway